Exhibit 99.1

SuRo Capital Corp. Fourth Quarter 2024 Preliminary Investment Portfolio Update

Continued to Focus on AI Strategy and Produced Notable Exits

Net Asset Value Anticipated to be $6.50 to $7.00 Per Share

NEW YORK, NY, January 16, 2025 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the fourth quarter ended December 31, 2024.

“Since inception, SuRo Capital has served as the public's gateway to venture capital, offering unique access to some of the world’s most innovative and sought-after private companies before they become publicly traded. Our diverse portfolio encompasses high-growth sectors including AI infrastructure, emerging consumer brands, and cutting-edge software solutions for both consumer and enterprise markets, among others,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

Mr. Klein continued, “This is an exceptionally promising time for our portfolio, and we are pleased to share several significant developments from the fourth quarter. As we have emphasized in recent quarters, increasingly favorable market conditions signal a reopening of the IPO window, and we are optimistic about what 2025 holds given the strong positioning of our portfolio.”

“In December, ServiceTitan, currently one of SuRo Capital’s largest investment holdings, successfully completed its IPO. Additionally, we are pleased to report the full exit of our position in Oklo achieving a remarkable return of over 20 times our initially invested capital in the AltC SPAC. This is yet another testament to the success of our SPAC sponsor strategy established several years ago.”

“Lastly, CoreWeave, an AI cloud computing provider and SuRo Capital’s largest aggregate investment, announced in November the completion of a $650.0 million secondary share sale reflecting the investment community’s continued confidence in one of the premier hyperscalers servicing the AI sector.”

Mr. Klein concluded by highlighting SuRo Capital’s recent investments, stating: “2024 has been one of our most active investment periods in the past decade. During the fourth quarter, we increased our position in CoreWeave, to an aggregate $25.0 million, through an additional $5.0 million secondary transaction and further bolstered our AI infrastructure portfolio by investing $12.0 million in VAST Data (through IH10, LLC), a platform that is revolutionizing productivity and data management in the AI-driven landscape.”

As previously reported, SuRo Capital’s net assets totaled approximately $157.4 million, or $6.73 per share, at September 30, 2024, and approximately $203.4 million, or $7.99 per share at December 31, 2023. As of December 31, 2024, SuRo Capital’s net asset value is estimated to be between $6.50 to $7.00 per share.

Investment Portfolio Update

As of December 31, 2024, SuRo Capital held positions in 37 portfolio companies – 33 privately held and 4 publicly held, some of which may be subject to certain restrictions and/or lock-up provisions.

During the three months ended December 31, 2024, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount(1)
CoreWeave, Inc.	Series A Preferred Shares	10/8/2024	$5.0 million
IH10, LLC(2)	Membership Interest	10/9/2024	$12.0 million

(1)	Amount invested does not include any capitalized costs or prepaid management fees or fund expenses, if applicable.
(2)	IH10, LLC’s sole portfolio asset is interest in the Series B Preferred Shares of VAST Data, Ltd. through a special purpose vehicle.

During the three months ended December 31, 2024, SuRo Capital exited or received proceeds from the following investments:

Portfolio Company	Transaction Date	Quantity	Average Net Share Price(1)	Net Proceeds	Realized Gain
Oklo, Inc.	11/15/2024	239,300	$21.14	$5.1 million	$4.8 million
PSQ Holdings, Inc. (d/b/a PublicSquare) – Public Common Shares(2)	Various	1,616,187	$3.28	$5.3 million	$4.0 million
PSQ Holdings, Inc. (d/b/a PublicSquare) – Public Warrants(3)	Various	500,000	$1.08	$0.5 million	$0.3 million
Forge Global, Inc.(4)	Various	125,000	$1.03	$0.1 million	<$0.1 million
True Global Ventures 4 Plus Pte Ltd	12/23/2024	N/A	N/A	$0.1 million	$-

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	As of December 3, 2024, SuRo Capital had sold its remaining PSQ Holdings, Inc. (d/b/a PublicSquare) public common shares.
(3)	As of December 31, 2024, SuRo Capital held 1,796,037 remaining PSQ Holdings, Inc. (d/b/a PublicSquare) public warrants.
(4)	As of December 31, 2024, SuRo Capital held 1,020,875 remaining Forge Global, Inc. public common shares.

SuRo Capital’s liquid assets were approximately $23.6 million as of December 31, 2024, consisting of cash and securities of publicly traded portfolio companies not subject to certain restrictions at year-end.

As of December 31, 2024, there were 23,601,566 shares of the Company’s common stock outstanding.

Convertible Note Purchase Agreement

On August 6, 2024, SuRo Capital entered into a Note Purchase Agreement (the “Note Purchase Agreement”), by and between the Company and the purchaser identified therein (the “Purchaser”), pursuant to which we may issue up to a maximum of $75.0 million in aggregate principal amount of 6.50% Convertible Notes due 2029 (the “Convertible Notes”). Pursuant to the Note Purchase Agreement, on August 14, 2024 we issued and sold, and the Purchaser purchased, $25.0 million in aggregate principal amount of the Convertible Notes (the “Initial Notes”). Under the Note Purchase Agreement, upon mutual agreement between the Company and the Purchaser, we may issue additional Convertible Notes for sale in subsequent offerings to the Purchaser (the “Additional Notes”), or issue additional notes with modified pricing terms (the “New Notes”), in the aggregate for both the Additional Notes and the New Notes, up to a maximum of $50.0 million in one or more private offerings.

Interest on the Convertible Notes will be paid quarterly in arrears on March 30, June 30, September 30, and December 30, at a rate of 6.50% per year. The Convertible Notes will mature on August 14, 2029, and may be redeemed in whole or in part at any time or from time to time at our option on or after August 6, 2027 upon the fulfillment of certain conditions. The Convertible Notes will be convertible into shares of our common stock at the Purchaser's sole discretion at an initial conversion rate of 129.0323 shares of our common stock per $1,000 principal amount of the Convertible Notes, subject to adjustments and limitations as provided in the Note Purchase Agreement. The net proceeds from the offering of the Convertible Notes will be used to repay outstanding indebtedness, make investments in accordance with our investment objective and investment strategy, and for other general corporate purposes. The Note Purchase Agreement includes customary representations, warranties, and covenants by the Company.

On October 9, 2024, pursuant to the Note Purchase Agreement, we issued and sold, and the Purchaser purchased, $5.0 million in aggregate principal amount of the Additional Notes. Subsequent to year-end, pursuant to the Note Purchase Agreement, on January 16, 2025 we issued and sold, and the Purchaser purchased, $5.0 million in aggregate principal amount of the Additional Notes. The Additional Notes are treated as a single series with the Initial Notes and have the same terms as the Initial Notes. The Additional Notes are fungible and rank equally with the Initial Notes. Upon issuance of the Additional Notes on January 16, 2025, the outstanding aggregate principal amount of our Convertible Notes became $35.0 million.

Note Repurchase Program

On August 6, 2024, SuRo Capital’s Board of Directors approved a discretionary note repurchase program (the “Note Repurchase Program”) which allows the Company to repurchase up to $35.0 million of our 6.00% Notes due 2026 (the “6.00% Notes”), exclusive of any applicable fees, through open market purchases, including block purchases, in such manner as will comply with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

During the quarter ended December 31, 2024, we repurchased an additional 203,168 of the 6.00% Notes due 2026 under the Note Repurchase Program. As of December 31, 2024, we had repurchased 1,213,304 of the 6.00% Notes due 2026 under the Note Repurchase Program. Subsequent to year-end, through January 16, 2025, we repurchased an additional 199,990 of the 6.00% Notes due 2026 under the Note Repurchase Program. As of January 16, 2025, $35.3 million in aggregate principal dollar amount of the 6.00% Notes have been repurchased, resulting in the total use of the authorized available funds.

Share Repurchase Program

On October 29, 2024, the Company’s Board of Directors authorized an extension of, and a $4.3 million increase in the amount of shares that may be repurchased under, the Company's discretionary Share Repurchase Program until the earlier of (i) October 31, 2025 or (ii) the repurchase of $64.3 million in aggregate amount of the Company's common stock. The dollar value of shares that may yet be purchased by the Company under the Share Repurchase Program is approximately $25.0 million.

Since inception of the Share Repurchase Program in August 2017, SuRo Capital has repurchased over 6.0 million shares of its common stock for an aggregate purchase price of approximately $39.3 million.

Under the Share Repurchase Program, the Company may repurchase its outstanding common stock in the open market, provided it complies with the prohibitions under its insider trading policies and procedures and the applicable provisions of the 1940 Act and the Exchange Act.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its fourth quarter and fiscal year ended December 31, 2024 results in March 2025.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on X, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(212) 931-6331

IR@surocap.com